Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2023 relating to the financial statements of XOMA Corporation appearing in the Annual Report on Form 10-K of XOMA Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

May 17, 2023